As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREATD, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0645394
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

648 Broadway

Suite 200

New York, NY 10012

(201) 258-3770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurie Weisberg

Chief Executive Officer

648 Broadway, Suite 200

New York, NY 10012

Telephone: (201) 258-3770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Scott E. Linsky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, NJ 08830

(732) 395-4400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 1, 2022

PROSPECTUS

CREATD, INC.

6,000,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 6,000,000 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Offering”) pursuant to securities purchase agreements the Company entered into and closed on with the Selling Stockholders on May 31, 2022 (collectively, the “May Purchase Agreements”), which includes (i) up to 2,000,000 shares of Common Stock issuable upon conversion of debentures in the principal amount of $4,000,000 (the “Debentures”), (ii) 2,000,000 shares of Common Stock issuable upon exercise of Series C Common Stock Purchase Warrants (the “Series C Warrants”), and (iii) 2,000,000 Series D Common Stock Purchase Warrants (the “Series D Warrants,” and together with the Series C Warrants, the “Warrants”). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of the Shares. We will, however, receive proceeds from any warrants that are exercised through the payment of the exercise price in cash. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 14 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is listed on The NASDAQ Capital Market under the symbol “CRTD”. On June 30, 2022, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $0.74 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Selling Stockholders are offering the Shares only in jurisdictions where such offer is permitted. The distribution of this prospectus and the sale of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Creatd,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Creatd, Inc., unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

ii

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 14, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

Overview

Creatd, Inc. is a company whose mission is to provide economic opportunities to creators and brands by multiplying the impact of platforms, people, and technology.

We operate four main business segments, or ‘pillars’: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios. Together, Creatd’s pillars work together to create a flywheel effect, supporting our core vision of creating a viable ecosystem for all stakeholders in the creator economy.

Creator-Centric Strategy

Our purpose is to empower creators to prosper through exceptional tools, built-in communities, and opportunities for monetization and audience expansion. This creator-first approach is the foundation of our culture and mission, and how we choose to allocate our resources. It governs our business model and shapes the value we provide for each of our stakeholders across Creatd’s four pillars.

Creatd Labs

Creatd Labs is dedicated to the development of technology products that support the creator economy. This pillar houses Creatd’s proprietary technology platforms, including Creatd’s flagship product, Vocal.

Vocal

Vocal was built to serve as a home base for digital creators. This robust, proprietary technology platform provides best-in-class tools, safe and curated communities, and monetization opportunities that enable creators to find a receptive audience and get rewarded. Creators of all types call Vocal their home, from bloggers to social media influencers, to podcasters, founders, musicians, photographers, and more.

Since its initial launch in 2016, Vocal has grown to be one of the fastest-growing communities for content creators of all shapes and sizes. Creators can opt to use Vocal for free, or upgrade to the premium membership tier, Vocal+. Upon joining Vocal, either as a freemium or premium member, creators can immediately begin to utilize Vocal’s storytelling tools to create and publish their stories, as well as benefit from Vocal’s monetization features. Creatd facilitates creators’ monetization on Vocal in numerous different ways, including i) by rewarding creators for each ‘read’ their story receives; ii) via Vocal Challenges, or writing contests through which creators can win cash and other rewards; iii) by awarding Bonuses; iv) by connecting creators with brands for opportunities to collaborate on Vocal for Brands branded content campaigns; v) through ‘Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions; vi) via Vocal’s Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member creators can immediately begin to access the numerous monetization opportunities that Vocal facilitates. Specifically, Vocal creators can earn money i) every time their story is read, ii) by competing in Challenges, iii) by receiving Bonuses, iv) by collaborating on branded content campaigns through the company’s in-house agency, Vocal for Brands, v) through ‘Subscribe,’ which enables creators to receive payment directly from their audience via monthly subscriptions and one-off microtransactions. vi) through the Vocal Ambassador Program, which enables creators to receive additional rewards whenever they refer a new Vocal+ member.

Vocal+

Vocal+ is Vocal’s premium membership program. Subscribers pay a membership fee to access additional premium features on the platform, including: a higher rate of earnings per read, reduced platform processing fees on tips received, eligibility to participate in exclusive Vocal+ Challenges, access to Vocal’s ‘Quick Edit’ feature for published stories, and more. The current cost of a Vocal+ membership is either $9.99 per month or $99 annually.

Moderation and Compliance

One of the key differentiating factors between Vocal and most other user-generated content platforms is the fact that each story submitted to Vocal is run through the Company’s proprietary moderation process before it goes live on the platform. The decision to implement moderation into the submission process was in direct response to the rise of misinformation and bad actors on many social platforms. In response to these inherent pitfalls within the content landscape, Vocal’s proprietary moderation system combines the algorithmic detection of copyrighted material, hate speech, graphic violence, and nudity, and human-led curation to ensure the quality and safety of each story published on Vocal, thus fostering a safe and trustworthy environment for creators, audiences, and brands. In May 2022, Creatd announced Vocal’s new integration partnership with Two Hat, a Microsoft acquiree and a leading provider of AI-assisted content moderation and protection solutions for digital communities. Through the partnership, the Company further updated its proprietary moderation technology, with the aim of ensuring that the Vocal platform remains a safe place for its creators, brand partners, and audiences.

Trust and safety are paramount to the Vocal ecosystem. We follow best practices when handling personally identifiable information, with guidance from the European Union’s General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and the Digital Millennium Copyright Act (DMCA).

Platform Compliance Policies include:

●	Human-led, technology-assisted moderation of every story submitted;
●	Algorithmic detection of hate speech, nudity, and copyright infringement;
●	Brand, creator, and audience safety enforced through community watch; and
●	The rejection of what we consider toxic content, with the understanding that diverse opinions are encouraged.

Technology Development

Vocal’s proprietary technology is built on Keystone, the same underlying open-source framework used by industry leaders such as Atlassian, a $43-billion Australian technology company. Some of the key differentiating elements of Vocal’s technology are speed, sustainability, and scalability. The Company continues to invest heavily in research and development to continuously improve and innovate its platform, with the goal of optimizing the user experience for creators.

Additionally, the Vocal platform and its underlying technology allows us to maintain an advantageous capital-light infrastructure. By using cloud service providers, we are able to focus on platform and revenue growth rather than building and maintaining the costly internal infrastructures that have materially affected so many legacy media platforms.

Vocal’s technology has been specifically designed and built to scale without a material corresponding increase in operational costs. While our users can embed rich media, such as video, audio, and product links, into their Vocal stories, the rich media content is hosted elsewhere (such as YouTube, Instagram, Vimeo, Shopify, Spotify, etc.). Thus, our platform can accommodate rich media content of all kinds without bearing the financial or operational costs associated with hosting the rich media itself. In addition to the benefits this framework affords to the Company, it provides the additional benefit to our content creators, in that a creator can increase their monetization; for example, a creator can embed their YouTube video into a Vocal story and thus derive earnings from both platforms when their video is viewed.

Creatd Partners

Creatd Partners houses the Company’s agency businesses, with the goal of fostering partnerships between creators and brands. Creatd Partners’ offerings include: Vocal for Brands (content marketing), WHE Agency (influencer marketing), and Seller’s Choice (performance marketing).

Vocal for Brands

All brands have a story to tell, and we leverage Vocal’s creator community to help them tell it. Vocal for Brands, Creatd’s content marketing studio, specializes in pairing leading brands with Vocal creators and influencers to produce marketing campaigns that are non-interruptive, engaging, and direct-response driven. Further, Vocal for Brands campaigns leverage Vocal’s first-party data and technology, which enables the creation of highly targeted and segmented audiences and optimized campaign results. In addition to branded story campaigns Additionally, brands can opt to collaborate with Vocal on a sponsored Challenge, prompting the creation of high-quality stories that are centered around the brand’s mission and further disseminated through creators’ respective social channels and promotional outlets.

WHE Agency

The WHE Agency (“WHE”), acquired by Creatd in 2021, was founded by Tracy Willis with the goal of supporting top creators and influencers, by connecting them with leading brands and global audiences. s. Today, WHE manages a talent roster comprising over 100 creators across numerous verticals, including family and lifestyle, music, entertainment, and celebrity categories. Since acquiring WHE, the Company has helped WHE expand into new verticals, as well as facilitated partnerships on influencers’ behalf with leading brands including CBS, Amazon, Target, Disney, Warby Parker, CVS, Kay Jewelers, Walmart, Gerber, Masterclass, Procter & Gamble, Nike, and NFL, among others.

Seller’s Choice

Seller’s Choice is Creatd Partners’ performance marketing agency specializing in DTC (direct-to-consumer) and e-commerce clientele. Seller’s Choice provides direct-to-consumer brands with design, development, strategy, and sales optimization services.

Creatd Ventures

Creatd Ventures houses Creatd’s portfolio of e-commerce businesses, both majority and minority-owned as well as associated e-commerce technology and infrastructure. The Company supports founders by providing capital, as well as a host of services including design and development, marketing and distribution, and go-to-market strategy.

Currently, the Creatd Ventures portfolio includes:

●	Camp, a direct-to-consumer (DTC) food brand which creates healthy upgrades to classic comfort food favorites. Each of Camp’s products are created with hidden servings of vegetables and contain Vitamins A, C, D, E, B1 + B6. In the fourth quarter of 2021, Camp added two new products to its expanding line of healthy, veggie-based, family-friendly foods. Currently, Camp has four flavors available for purchase: Classic Cheddar Mac ‘N’ Cheese, White Cheddar Mac ‘N’ Cheese, Vegan Cheezy Mac, and Twist Veggie Pasta. Camp, which first launched in 2020, represents the first investment within the Creatd Ventures portfolio.

●	Dune Glow Remedy (“Dune”), which the Company purchased and brought to market in 2021. Dune is a beverage brand focused on promoting wellness and beauty from within. Each beverage in Dune’s product line is meticulously crafted with functional ingredients that nourish skin from the inside out and enhance one’s natural glow. In 2022, Dune announced that it continues to advance its distribution with numerous partnerships in place with retailers including lifestyle retailer Urban Outfitters and the Los Angeles-based Erewhon Market. Beyond the benefits for Dune, Creatd Ventures is leveraging these successful retail launches to create similar opportunities for Camp and Basis in brick-and-mortar retail locations.

●	Basis, a hydrating electrolyte drink mix formulated using rehydration therapies developed by the World Health Organization. Acquired by the Company in first quarter 2022, Basis has a history of strong sales volume both on the brand’s website as well as through third-party distribution channels such as Amazon. Creatd’s acquisition of 100% ownership in Basis marks its third majority ownership acquisition for Creatd Ventures.

Creatd Studios

The goal of Creatd Studios is to elevate creators’ stories to TV, film, books, podcasts, video, and more.

●	Transmedia Assets: With millions of compelling stories in its midst, Creatd’s technology surfaces the best candidates for transmedia adaptations, through community and creator data insights. Then, Creatd Studios helps creators tell their existing stories in new ways, by partnering them with entertainment and publishing studios to create unique content experiences that accelerate earnings, discoverability, and foster new opportunities. In 2022, Creatd Studios announced numerous upcoming production projects, including the upcoming publication of a print book featuring stories sourced from Vocal, the launch of a new podcast, with two miniseries currently in production, as well as the establishment of a graphic novel development initiative which will release its first title in Fall 2022 —Steam Wars, created by artist and independent filmmaker Larry Blamire.

●	OG Gallery: The OG Collection is an extensive library of original artwork and imagery from the archives of some of the most iconic magazines of the 20th century. OG Gallery is an exploratory initiative aimed at identifying opportunities to propel the OG Collection into a new technological sphere: the NFT marketplace.

Application of First-Party Data

Creatd’s business intelligence and marketing teams identify and target individual creators, communities, and brands, utilizing empirical data harnessed from the Vocal platform. The team’s ability to apply its proprietary first-party data works to reduce acquisition costs for new creators and to help provide brands with conversions and an ideal targeted audience. In this way, our ability to apply first-party data is one of the value-drivers for the Company across its four business pillars.

Importantly, we do not sell the collected data, that being a common monetization opportunity for many other businesses. Instead, we use our collected first party data for the purposes of bettering the platform. Specifically, our data helps us understand the behaviors and attributes that are common among the creators, brands, and audiences within our ecosystem. We then pair our first-party Vocal data with third-party data from distribution platforms such as Facebook and Snapchat to provide a more granular profile of our creators, brands, and audiences.

It is through generating this valuable first-party data that we can continually enrich and refine our targeting capabilities for branded content promotion and creator acquisition, and specifically, to reduce our creator acquisition costs (CAC) and subscriber acquisition costs (SAC).

Competition

The idea for Vocal came as a response to what Creatd’s founders recognized as systemic flaws inherent to the digital media industry and its operational infrastructures. The depreciating value of digital media business models built on legacy technology platforms created a unique opportunity for the development of a creator-centric platform that could appeal to a global community and, at the same time, be capable of acquiring undervalued complimentary technology assets.

Creatd’s founders built the Vocal platform upon the general thesis that a closed and safe ecosystem utilizing first-party data to increase efficiencies could create a sustainable and defensible business model. Vocal was strategically developed to provide value for content creators, readers, and brands, and to serve as a home for the ever-increasing amount of digital content being produced and the libraries of digital assets lying dormant.

Vocal is most commonly discussed as a combination of:

●	Medium, a platform for writers built by former Twitter founder Ev Williams;
●	Reddit, a social news aggregation, web content rating, and discussion website; and
●	Patreon, a membership platform that provides business tools for content creators to run a subscription service.

Creatd does not view Vocal as a substitute or competitor to segment-specific content platforms, such as Vimeo, YouTube, Instagram, Pinterest, TikTok, Spotify, or SoundCloud. We don’t want to replace anyone; we built Vocal to be accretive to the entire digital ecosystem. In fact, one of the most powerful components of our technology is the fact that Vocal makes it easy for creators to embed their existing published content, including videos, songs, podcasts, photographs, and more, directly into Vocal. We see this as a growth opportunity by building partnerships with the world’s greatest technology companies and to further spread our roots deeper into the digital landscape

Acquisition Strategy

Creatd’s hybrid finance and design culture is key to its acquisition strategy. Acquisition targets are companies that meet a set of opportunistic or financial standards or that are part of specific digital environments that are accretive and can seamlessly integrate into Creatd’s existing revenue lines. Creatd will continue to make strategic acquisitions when presented with opportunities that are in the interest of shareholder value.

Recent Developments

Executive Option Awards

The Board of Directors (the “Board”) of Creatd, Inc., a Nevada corporation (the “Company”), approved the Creatd, Inc. 2022 Omnibus Securities and Incentive Plan (the “Plan”), which the Company intends to submit to a vote of shareholders. As the Plan was approved by the Board but has not yet been approved by the Company’s shareholders, in accordance with the rules of The Nasdaq Capital Market, the Company is permitted to adopt an equity arrangement and grant options thereunder prior to obtaining shareholder approval, provided that (i) no options can be exercised prior to obtaining shareholder approval, and (ii) the plan can be unwound, and the outstanding options cancelled, if shareholder approval is not obtained. The Plan provides for the granting of Distribution Equivalent Rights, Incentive Share Options, Non-Qualified Share Options, Performance Unit Awards, Restricted Share Awards, Restricted Share Unit Awards, Share Appreciation Rights, Tandem Share Appreciation Rights, Unrestricted Share Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular employee, director or consultant as provided in the Plan. The aggregate number of Common Shares (including Common Shares underlying Options designated as Incentive Share Options or Non-Qualified Share Options) that may be issued under the Plan shall not exceed the sum of (i) 5,450,000 Common Shares plus (ii) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2031 equal to the lesser of (A) five percent (5%) of the Common Shares outstanding on the final day of the immediately preceding calendar year, and (B) such smaller number of Common Shares as determined by the Board. Additionally, the aggregate number of Common Shares (including Common Shares underlying Options designated as Incentive Share Options or Non-Qualified Share Options) that may be issued under the Plan to persons who are not Directors shall not exceed the sum of (i) 4,770,000 Common Shares plus (ii) an annual increase on the first day of each calendar year beginning January 1, 2023 and ending on and including January 1, 2031 equal to the lesser of (A) five percent (5%) of the Common Shares outstanding on the final day of the immediately preceding calendar year, and (B) such smaller number of Common Shares as determined by the Board. Options issued pursuant to the Plan shall not expire later than 10 years from the date of grant.

On June 1, 2022, on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board issued options priced at the greater of the closing price on June 1, 2022 and the 30-day VWAP for the 30-day period ending on June 1, 2022 and vesting immediately upon the Company’s shareholders’ approval of the Plan (the “Tranche 1 Options”), to: (i) Jeremy Frommer, Executive Chairman, 195,000 Tranche 1 Options; (ii) Laurie Weisberg, Chief Executive Officer, 195,000 Tranche 1 Options; (iii) Justin Maury, President, 195,000 Tranche 1 Options; and (iv) Chelsea Pullano, Chief Financial Officer, 50,000 Tranche 1 Options.

On June 3, 2022, on the recommendation of the Compensation Committee, the Board agreed to issue options, subject to the recipients’ continued employment with the Company and the Company having achieved a minimum of $6 million in net revenues for the 2022 fiscal year (the “Tranche 2 Options”), vesting as follows: (a) 1/3 of the Tranche 2 Options, priced at $1.32, will vest on December 31, 2022, (b) 1/3 of the Tranche 2 Options, priced at $1.58, will vest on December 31, 2023 and (c) the final 1/3 of the Tranche 2 Options priced at $1.90, will vest on December 31, 2024. The Tranche 2 Options were awarded to: (i) Jeremy Frommer, Executive Chairman, 195,000 Tranche 2 Options; (ii) Laurie Weisberg, Chief Executive Officer, 195,000 Tranche 2 Options; (iii) Justin Maury, President, 195,000 Tranche 2 Options; and (iv) Chelsea Pullano, Chief Financial Officer, 50,000 Tranche 2 Options.

Nasdaq Notice of Delisting

On January 4, 2021, the Company received a letter from the staff of The Nasdaq Capital Market (the “Exchange”) notifying the Company that the Exchange had determined to delist the Company’s common stock and warrants from the Exchange based on the Company’s non-compliance with the Exchange’s (i) $5 million stockholders’ equity requirement for initial listing pursuant to Nasdaq Listing Rule 5505(b), (ii) the $2.5 million stockholders’ equity requirement or any of the alternatives for continued listing pursuant to Nasdaq Listing Rule 5550(b), and (iii) the Company’s failure to provide material information to the Exchange pursuant to Nasdaq Listing Rule 5250(a)(1).

On February 11, 2021, the Company met with the Exchange’s Hearings Panel (the “Panel”) with respect to such determination, in accordance with the Exchange’s rules and, pursuant to such request by the Company to appeal, the delisting of the Company’s securities and the Form 25 Notification of Delisting filing was stayed pending the Panel’s decision.

On March 9, 2021, the Exchange notified the Company that the Panel had determined to continue the listing of the Company on the Exchange. Notwithstanding the Panel’s determination to continue the listing of the Company’s securities on the Exchange, the Panel issued a public reprimand letter to the Company, pursuant to Listing Rule 5815(c)(1)(D), based on its finding “that the Company failed to meet the initial listing criteria with respect to stockholders’ equity and failed to provide Nasdaq with material information with respect to that deficiency.” Specifically, the Panel found that the Company failed to comply with Listing Rule 5250(a)(1), requiring it to notify Nasdaq of certain significant developments that led to the Company’s prior representations about its ability to satisfy the initial listing requirements being inaccurate. In reaching its determination to continue the listing of the Company on Nasdaq, the Panel acknowledged that the Company has since demonstrated compliance with the initial listing requirement for stockholders’ equity and all other applicable initial listing requirements. The Panel also determined that the violations were inadvertent and that the Company had relied on advice of counsel at the time in its interactions with the Nasdaq staff (“Staff”). The Panel also acknowledged the Company’s efforts to implement structural changes within the Company to avoid similar misstatements in the future and that would allow for proper accounting and disclosure on an ongoing basis.

On March 1, 2022, the Company received a letter (the “Letter”) from the staff of The Nasdaq Capital Market (the “Exchange”) notifying the Company that the Exchange has determined to delist the Company’s common stock from the Exchange based on the Company’s Market Value of Listed Securities for the 30-consecutive day period between January 15, 2022 and February 25, 2022 falling short of the requirements under Listing Rule 5550(b)(2) (the “Rule”). Although a 180-day period is typically allowed for an issuer to regain compliance, the Company is not eligible to use such compliance period, as the Exchange had instituted a Panel Monitor through March 9, 2022.

The Company pursued an appeal to the Nasdaq Hearings Panel (the “Panel”) of such determination, in accordance with the Exchange’s rules and, pursuant to such request by the Company to appeal, the delisting of the Company’s securities and the Form 25 Notification of Delisting filing was stayed pending the Panel’s decision.

On April 22, 2022, the Exchange notified the Company that the Panel has determined to continue the listing of the Company on the Exchange, subject to the following conditions: (i) on or before May 16, 2022, the Company will file its Quarterly Report on Form 10-Q for the period ended March 31, 2022 demonstrating compliance with Nasdaq Listing Rule 550(b)(1) requiring shareholders’ equity of $2.5 million and (ii) on or before August 29, 2022, the Company will file a Form 8-K documenting the successful completion of any fund-raising activity that has taken place since April 14, 2022 and the Company’s long-term compliance with the continued listing requirements of the Nasdaq Capital Market.

The Panel has advised that August 29, 2022 represents the full extent of the Panel’s discretion to grant continued listing during the time the Company is non-compliant and should the Company fail to demonstrate compliance by such date, the Panel will issue a final delist determination and the Company will be suspended from trading on the Exchange.

Registered Direct Offering

On March 7, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with thirteen accredited investors resulting in the raise of $2,659,750 in gross proceeds to the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell in a registered direct offering an aggregate of 1,519,857 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) together with warrants to purchase an aggregate of 1,519,857 shares of Common Stock (the “Warrants”) at an exercise price of $1.75 per share (collectively, the “Registered Direct Offering”). The warrants are immediately exercisable and will expire on March 9, 2027.

The Registered Direct Offering closed on March 9, 2022. Gross proceeds to the Company from the Registered Director Offering were $2,659,750, before deducting offering expenses, which will be used for general corporate purposes, including working capital.

The shares of Common Stock were offered and sold by the Company pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), in connection with a takedown from the Company’s effective shelf registration statement on Form S-3, which was filed with the SEC on November 25, 2020 and subsequently declared effective on April 23, 2021 (File No. 333-250982).

Private Placement Financing

On March 1, 2022, the Company entered into securities purchase agreements with twenty-eight (28) accredited investors whereby, at the closing, such investors purchased from the Company an aggregate of (i) 1,401,457 shares of the Company’s common stock, par value $0.001 per share and (ii) 1,401,457 warrants to purchase shares of common stock, for an aggregate purchase price of $2,452,550 (the “Private Placement Financing”). Such warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $1.75 per share, and provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of common stock. The Benchmark Company, LLC acted as exclusive financial advisor for the Company in connection with the Private Placement Financing and is entitled to receive 125,000 shares of common stock as compensation for its services. The closing of the Private Placement Financing occurred on March 1, 2022.

May Purchase Agreements

On May 31, 2022 (the “Effective Date”), the Company entered into and closed securities purchase agreements (each, a “May Purchase Agreement” and, collectively, the “May Purchase Agreements”) with eight accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $3,600,036 in subscription amount (i) debentures in the principal amount of $4,000,000 (the “Debentures”); (ii) 2,000,000 Series C Common Stock Purchase Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Series C Warrants”); and (iii) 2,000,000 Series D Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a term of six months with a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.00.

The Warrants are exercisable for a term of five years from the initial exercise date of November 30, 2022, until November 30, 2027. The Series C Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Series D Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series C Warrants and the Series D Warrants are to be registered within 90 days of the Effective Date.

The representations and warranties contained in the May Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the My Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Ma Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the May Purchase Agreement. The May Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Additionally, in connection with the May Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the May Purchase Agreement.

Board of Directors and Management

Appointment of New Directors

On February 17, 2022, the Board of Directors (the “Board”) of the Company appointed Joanna Bloor, Brad Justus, and Lorraine Hendrickson to serve as members of the Board. Ms. Bloor has been nominated to, and will serve as, chair of the Compensation Committee, and to be a member of the Audit Committee and Nominating & Corporate Governance Committee. Mr. Justus has been nominated, and will serve as, chair of the Nominating & Corporate Governance Committee, and to be a member of the Compensation Committee and Audit Committee. Ms. Hendrickson has been nominated to, and will serve as, chair of the Audit Committee and to be a member of the Compensation and Nominating & Corporate Governance Committee.

Departure of Directors

On July 16, 2021, Mark Patterson notified the Board of the Company of his resignation from the Board, effective July 31, 2021. Such resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

February 17, 2022, the Board received notice that effective immediately, Mark Standish resigned as Chair of the Board, Chair of the Audit Committee and as a member of the Compensation Committee and Nominating & Corporate Governance Committee; Leonard Schiller resigned as member of the Board, Chair of the Compensation Committee and as a member of the Audit Committee and Nominating & Corporate Governance Committee; and LaBrena Martin resigned as a member of the Board, Chair of the Nominating & Corporate Governance Committee and as a member of the Audit Committee and Compensation Committee. Such resignations are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Management Restructuring

On August 13, 2021, the Board approved the restructuring of the Company’s senior management team to be comprised of two Co-Chief Executive Officers and appointed Jeremy Frommer and Laurie Weisberg to such positions (the “First Restructuring”). Additionally, Justin Maury was appointed Chief Operating Officer and retains his position as President. Prior to the First Restructuring, Mr. Frommer served as the Company’s Chief Executive Officer and Ms. Weisberg served as the Company’s Chief Operating Officer. Mr. Frommer and Ms. Weisberg continue to serve as members of the Board. The Restructuring did not impact the role or functions of the Company’s Chief Financial Officer, Chelsea Pullano.

On February 17, 2022, the Board of the Company approved the restructuring of the Company’s senior management team to eliminate the Co-Chief Executive Officer role, appointing Jeremy Frommer as Executive Chairman and Founder, and appointing Laurie Weisberg as Chief Executive Officer (the “Second Restructuring”). Prior to the Second Restructuring, Mr. Frommer and Ms. Weisberg served as the Company’s co-Chief Executive Officers and Ms. Weisberg served as the Company’s Chief Operating Officer. The Second Restructuring does not impact the role or functions of the Company’s Chief Financial Officer, Chelsea Pullano, or the role or functions of the Company’s President and Chief Operating Officer, Justin Maury.

Plant Camp LLC Purchase

On June 4, 2021, the Company, through its wholly owned subsidiary, Creatd Partners, LLC, a Delaware limited liability company (the “Purchaser”), entered into a Membership Interest Purchase Agreement (the “MIPA”) with Angela Hein and Heidi Brown (the “Sellers”), pursuant to which the Purchaser acquired 841,005 common units of Plant Camp LLC, a Delaware limited liability company (“Plant Camp”) from the Sellers, resulting in the Purchaser owning 89% of the issued and outstanding equity of Plant Camp.

Simultaneous with the execution of the MIPA, and having met all conditions precedent in the MIPA, the parties to the MIPA consummated the closing of the transactions contemplated by the MIPA (the “Closing”). At the Closing, the Purchaser acquired a majority interest in Plant Camp in exchange for a cash payment to the Sellers of $300,000. The MIPA contains customary representations, warranties, covenants, indemnification and other terms for transactions of a similar nature.

On the Closing Date, the Amended and Restated Liability Company Operating Agreement of Plant Camp was amended and restated (the “Second A&R Operating Agreement”) to reflect the purchase and sale of the Membership Interests pursuant to the MIPA.

Underwritten Public Offering

On June 17, 2021, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with The Benchmark Company LLC (“Benchmark” or the “Underwriter”), pursuant to which we agreed to sell to the Underwriter in a firm commitment underwritten public offering (the “Offering”) an aggregate of 750,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $3.40 per share. The Company also granted the Underwriter a 30-day option to purchase up to an additional 112,500 shares of common stock to cover over-allotments, if any. The Offering closed on June 21, 2021.

Benchmark acted as sole bookrunner for the Offering. The Offering is being made pursuant to a prospectus supplement dated June 17, 2021, and a base prospectus dated April 23, 2021, which is part of a registration statement on Form S-3 (File No. 333-250982) that was filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2020, as amended on April 9, 2021, and declared effective by the Commission on April 23, 2021. The Underwriter received a discount in the amount of 7% of the aggregate gross proceeds received by the Company in connection with the Offering, warrants equal to 5% of the total of all shares issued in the Public Offering, including overallotment shares, exercisable six months from the date of issuance, at the price of $4.08, for a period of five years (the “Underwriter Warrants”), and reimbursement of certain expenses.

The Underwriting Agreement included customary representations, warranties and covenants, and customary conditions to closing, expense and reimbursement obligations and termination provisions. Additionally, under the terms of the Underwriting Agreement, we have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect of these liabilities.

WHE Agency Transaction

On July 20, 2021, the Company entered into, through its wholly owned subsidiary, Creatd Partners, LLC (“Creatd Partners”), a Stock Purchase Agreement (the “Purchase Agreement”) with individuals named therein (collectively, the “Sellers”), pursuant to which Creatd Partners acquired from the Sellers, subject to the terms and conditions of the Purchase Agreement and other related agreements (the “Transaction Documents”) 1,158,000 shares of common stock of WHE Agency, Inc. (“WHE Agency”), a talent management and public relations agency that primarily focuses on representation and management of family and lifestyle-focused influencers and digital creators. The equity interest acquired in the Transaction (as defined below) along with the Voting Agreements described below equals fifty-five (55%) of the voting power and forty-four (44%) of the ownership of WHE Agency’s issued and outstanding shares, determined on a fully diluted basis post-transaction.

Pursuant to the Purchase Agreement, the Sellers sold, transferred, assigned, conveyed and delivered to Creatd Partners their respective issued and outstanding shares of common stock in WHE Agency (the “Transaction”). The aggregate closing consideration of the Transaction is $1,038,271, which consists of a combination of cash, in the amount of $144,750 (“Cash Consideration”), and the remaining $893,521 issued to the Sellers in the form of 224,503 shares of the Company’s restricted common stock (“Closing Share Consideration”).

The Transaction closed on July 23, 2021 (the “Closing”). At the Closing, Sellers received their respective portion of the aggregate closing consideration in the form of a combination of Cash Consideration and Closing Share Consideration, except for 5% of the total Closing Share Consideration that will be subject to a twelve (12) month Indemnification Holdback Period.

The 224,503 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were issued as part of the Closing Share Consideration (the “Shares”) to the Sellers are “restricted securities,” as defined in Rule 144(a)(3) under the Securities Act of 1933, as amended (the “Act”), and accordingly the Shares may not be resold by the Sellers without registration under the Act or an available exemption from registration. Under the Purchase Agreement, the Company will be obligated to file with the Securities and Exchange Commission (the “SEC”) within ten business days after the Closing, a registration statement on Form S-1 or Form S-3 registering the resale of the Shares by the Sellers under the Act to cover the resale of the Shares issued to the Sellers.

The Purchase Agreement contain representations and warranties made by and to the parties thereto as of specific dates. The Purchase Agreement includes customary representations, warranties and covenants of the Company, Sellers and WHE Agency. The representations and warranties made by each party were made solely for the benefit of the other parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the Purchase Agreement if those statements prove to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in disclosure schedules to the Purchase Agreement, and (iii) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.

In connection with entering into the Purchase Agreement, Creatd Partners entered into a certain Voting Agreement and Proxy (the “Voting Agreement”) with certain beneficial owners that collectively own 11% percent of WHE Agency’s issued and outstanding restricted common stock (“Restricted Stockholders”). Through the Voting Agreements entered into with the Restricted Stockholders, Creatd Partners effectively controls 55% of the total voting power of the Company in the aggregate. The Voting Agreements generally require that the stockholders who are party to the Voting Agreements vote or cause to be voted their WHE Agency shares, and execute and deliver written consents and otherwise exercise all voting and other rights with respect to the WHE Agency shares at the direction of Creatd Partners. In addition, in connection with the Voting Agreements, the Restricted Stockholders delivered irrevocable proxies to Creatd Partners. The Voting Agreements terminate upon the twenty-year anniversary of executing the Voting Agreements.

May 2021 Financing

On May 14, 2021 (the “Effective Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with three accredited investors (the “Investors”), whereby, at the closing, the Investors have agreed to purchase from the Company (i) convertible notes in the aggregate principal amount of $4,666,668 (the “Notes”), inclusive of original issuance discount, and (ii) 1,090,908 warrants (the “Warrants”) to purchase shares of the Company’s common stock. The Notes have a maturity date of November 14, 2022, with monthly installment payments due beginning six months from the date of issuance of the Notes. The Notes do not bear interest except in connection with a default, as described in the Notes. The Notes are convertible into shares of Common Stock at a fixed price of $5.00 per share, subject to adjustment as set forth in the Notes. The Company received $4.0 million of gross proceeds from the sale of the Notes and the Warrants, reflecting an original issuance discount on the Notes of $666,668.

The Warrants are exercisable for a term of five-years from the date of issuance, at an exercise price of $4.50 per share.

Pursuant to the Purchase Agreement, promptly, but in any event no later than 15 business days, the Company agreed to prepare and file with the SEC a registration statement covering the resale of the shares of Common Stock underlying the Notes and Warrants.

In connection with the Purchase Agreement, the Company entered into that certain Security Agreement, granting a security interest in favor of Lind Global Macro Fund, LP as agent for the Investors (“Security Agreement”); and that certain Trademark Security Agreement, granting a security interest in certain trademark collateral in favor of Lind Global Macro Fund, LP as agent for the Investors (the “Trademark Security Agreement”).

The closing of the Purchase Agreement occurred on May 17, 2021.

Our Corporate History

Creatd, Inc., formerly Jerrick Media Holdings, Inc. (“we,” “us,” the “Company,” or “Creatd”), is a technology company focused on the development of digital communities, marketing branded digital content, and e-commerce opportunities. Creatd’s content distribution platform, Vocal, delivers a robust long-form, digital publishing platform organized into highly engaged niche-communities capable of hosting all forms of rich media content. Through Creatd’s proprietary algorithm dynamics, Vocal enhances the visibility of content and maximizes viewership, providing advertisers access to target markets that most closely match their interests.

The Company was originally incorporated under the laws of the State of Nevada on December 30, 1999 under the name LILM, Inc. The Company changed its name on December 3, 2013 to Great Plains Holdings, Inc. (“GTPH”) as part of its plan to diversify its business.

On February 5, 2016 (the “Closing Date”), GTPH, GPH Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of GTPH (“Merger Sub”), and Jerrick Ventures, Inc., a privately-held Nevada corporation headquartered in New Jersey (“Jerrick”), entered into an Agreement and Plan of Merger (the “Merger”) pursuant to which the Merger Sub was merged with and into Jerrick, with Jerrick surviving as a wholly-owned subsidiary of GTPH (the “Merger”). GTPH acquired, pursuant to the Merger, all of the outstanding capital stock of Jerrick in exchange for issuing Jerrick’s shareholders (the “Jerrick Shareholders”), pro-rata, a total of 475,000 shares of GTPH’s common stock. In connection therewith, GTPH acquired 33,415 shares of Jerrick’s Series A Convertible Preferred Stock (the “Jerrick Series A Preferred”) and 8,064 shares of Series B Convertible Preferred Stock (the “Jerrick Series B Preferred”).

In connection with the Merger, on the Closing Date, GTPH and Kent Campbell entered into a Spin-Off Agreement (the “Spin-Off Agreement”), pursuant to which Mr. Campbell purchased from GTPH (i) all of GTPH’s interest in Ashland Holdings, LLC, a Florida limited liability company, and (ii) all of GTPH’s interest in Lil Marc, Inc., a Utah corporation, in exchange for the cancellation of 13,030 shares of GTPH’s Common Stock held by Mr. Campbell. In addition, Mr. Campbell assumed all debts, obligations and liabilities of GTPH, including any existing prior to the Merger, pursuant to the terms and conditions of the Spin-Off Agreement.

Upon closing of the Merger on February 5, 2016, the Company changed its business plan to that of Jerrick.

Effective February 28, 2016, GTPH entered into an Agreement and Plan of Merger (the “Statutory Merger Agreement”) with Jerrick, pursuant to which GTPH became the parent company of Jerrick Ventures, LLC, a wholly-owned operating subsidiary of Jerrick (the “Statutory Merger”) and GTPH changed its name to Jerrick Media Holdings, Inc. to better reflect its new business strategy.

On September 11, 2019, the Company acquired 100% of the membership interests of Seller’s Choice, LLC, a New Jersey limited liability company (“Seller’s Choice”). Seller’s Choice is digital e-commerce agency based in New Jersey (see Note 4).

On September 9, 2020, the Company filed a certificate of amendment with the Secretary of State of the State of Nevada to change our name to “Creatd, Inc.”, which became effective on September 10, 2020.

Background of the Offering

See – “Recent Developments – May Purchase Agreements”

THE OFFERING

Issuer	Creatd, Inc.

Shares of Common Stock offered by us	None

Shares of Common Stock offered by the Selling Stockholders	6,000,000 shares (1)

Shares of Common Stock outstanding before the Offering	20,160,921 shares (2)

Shares of Common Stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	26,160,921 shares(2)

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

Market for Common Stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “CRTD.”

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 14 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	This amount consists of (i) 2,000,000 shares of Common Stock issuable upon conversion of the Debentures, (ii) 2,000,000 shares of Common Stock underlying the Series C Warrants and (ii) 2,000,000 shares of Common Stock underlying the Series D Warrants, issued pursuant to the May Purchase Agreements.

(2)	The number of shares of Common Stock outstanding before and after the Offering is based on 20,160,921 shares outstanding as of July 1, 2022 and excludes the following:

●	4,410,766 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $3.94 per share;

●	12,607,661 shares of common stock issuable upon the exercise of outstanding warrants having a weighted average exercise price of $4.02 per share;

●	2,000,000 shares of common stock issuable upon the conversion of convertible promissory notes having a conversion price of $2.00 per share.

RISK FACTORS

Our business, financial condition, results of operations, and cash flows may be impacted by a number of factors, many of which are beyond our control, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2021, the occurrence of any one of which could have a material adverse effect on our actual results. There have been no material changes to the Risk Factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021.

USE OF PROCEEDS

All proceeds from the resale of the shares of our Common Stock offered by this prospectus will belong to the Selling Stockholders. We will not receive any proceeds from the resale of the shares of our Common Stock by the Selling Stockholders.

We will receive proceeds from any cash exercise of the Warrants. If all Series C Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $3.00 per Series C Warrant exercised, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. If all Series D Warrants are fully exercised on a cash basis, we will receive gross cash proceeds of approximately $6.00 per Series D Warrant exercised, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96.We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions. We currently do not have any arrangements or agreements for any acquisitions. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

PRIVATE PLACEMENT OF DEBENTURES AND WARRANTS

On May 31, 2022 (the “Effective Date”), the Company entered into and closed securities purchase agreements (each, a “May Purchase Agreement” and, collectively, the “May Purchase Agreements”) with eight accredited investors (the “Investors”), whereby the Investors purchased from the Company for an aggregate of $3,600,036 in subscription amount (i) debentures in the principal amount of $4,000,000 (the “Debentures”); (ii) 2,000,000 Series C Common Stock Purchase Warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (the “Series C Warrants”); and (iii) 2,000,000 Series D Common Stock Purchase Warrants to purchase shares of Common Stock (the “Series D Warrants”, and collectively with the Series C Warrants, the “Warrants”). The Company and the Investors also entered into registration rights agreements (each, a “Registration Rights Agreement”) pursuant to the Purchase Agreement.

The Debentures have an original issue discount of 10%, have a term of six months with a maturity date of November 30, 2022, may be extended by six months at the Company’s option subject to certain conditions, and are convertible into shares of Common Stock at a conversion price of $2.00 per share, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering (as defined therein), with such adjusted conversion price not to be lower than $1.00.

The Warrants are exercisable for a term of five years from the initial exercise date of November 30, 2022, until November 30, 2027. The Series C Warrants are exercisable at an exercise price of $3.00, subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Series D Warrants are exercisable at an exercise price of $6.00 subject to adjustment upon certain events including a one-time adjustment to the price of the Common Stock offered in the Rights Offering, with such adjusted exercise price not to be lower than $0.96. The Warrants provide for cashless exercise to the extent that there is no registration statement available for the underlying shares of Common Stock. The shares underlying the Debentures, the Series C Warrants and the Series D Warrants are to be registered within 90 days of the Effective Date.

The representations and warranties contained in the May Purchase Agreement were made by the parties to, and solely for the benefit of, the other in the context of all of the terms and conditions of the My Purchase Agreement and in the context of the specific relationship between the parties. The provisions of the Ma Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the May Purchase Agreement. The May Purchase Agreement is not intended for investors and the public to obtain factual information about the current state of affairs of the parties.

Additionally, in connection with the May Purchase Agreements, the subsidiaries of the Company delivered a guarantee (the “Guarantee”) in favor of the Investors whereby each such subsidiary guaranteed the full payment and performance of all obligations of the Company pursuant to the May Purchase Agreement.

The above disclosure contains only a brief description of the material terms of the May Purchase Agreement, the Debentures, the Warrants, the Registration Rights Agreement and the Guarantee and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such description is qualified in its entirety by reference to the full text of the forms of May Purchase Agreement, the Debentures, Series C Warrants, Series D Warrants, the Registration Rights Agreement and the Guarantee, the forms of which are attached as Exhibits 10.1, 4.1, 4.2, 4.3, 10.2 and 10.3, respectively to the Current Report on Form 8-K filed with the SEC on June 3, 2022, and are incorporated herein by reference.

SELLING STOCKHOLDERS

The shares of our Common Stock being offered by the Selling Stockholders are issuable upon conversion of the Debentures and exercise of the Warrants. For additional information regarding the issuance of the Debentures and the Warrants, see “May Purchase Agreement” above. We are registering the shares of our Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as otherwise described in the footnotes to the table below and for the ownership of the registered shares issued pursuant to the Purchase Agreement, neither the Selling Stockholders nor any of the persons that control them has had any material relationships with us or our affiliates within the past three (3) years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations thereunder) of the shares of our Common Stock by each of the Selling Stockholders.

The second column lists the number of shares of our Common Stock beneficially owned by each Selling Stockholder before this Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities)

The third column lists the shares of our Common Stock being offered by this prospectus by each Selling Stockholder.

The fourth and fifth columns list the number of shares of Common Stock beneficially owned by each Selling Stockholder and their percentage ownership after the Offering (including shares which the Selling Stockholder has the right to acquire within 60 days, including upon conversion of any convertible securities), assuming the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

Under the terms of the Debentures and the Warrants, a Selling Stockholder may not convert the Debentures or exercise the Warrants to the extent such conversion or exercise would cause such Selling Stockholder, together with any other person with which the Selling Stockholder is considered to be part of a group under Section 13 of the Exchange Act or with which the Selling Stockholder otherwise files reports under Section 13 and/or 16 of the Exchange Act, to beneficially own a number of shares of Common Stock which exceeds 4.99% or 9.99%, as applicable, of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. The number of shares in the third column does not reflect this limitation.

The amounts and information set forth below are based upon information provided to us by the Selling Stockholders as of July 1, 2022, except as otherwise noted below. The Selling Stockholders may sell all or some of the shares of Common Stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the Selling Stockholders sell all of the shares offered by them in offerings pursuant to this prospectus, and do not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Selling Stockholder	Number of Shares Owned Before Offering (1)	Shares Offered Hereby	Number of Shares Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Anson East Master Fund LP (2)	0	450,000	0	0.00%
Anson Investments Master Fund LP (3)	170,000	1,800,000	170,000	0.65%
Brio Capital Master Fund Ltd (4)	724,599	375,000	724,599	2.77%
Gregory Castaldo (5)	114,900	450,000	114,900	0.55%
Joseph Reda (6)	275,000	900,000	275,000	1.05%
L1 Capital Global Opportunities Master Fund (7)	0	675,000	0	0.00%
Lind Global Fund II LP (8)	0	675,000	0	0.00%
Lind Global Macro Fund, LP (9)	0	675,000	0	0.00%

(1)

Percentages are calculated based on an aggregate of 20,160,921 shares of Common Stock outstanding as of July 1, 2022. As applicable, such percentages have been further adjusted to account for outstanding convertible securities of such Selling Stockholder.

(2)	Represents 150,000 shares of Common Stock and 300,000 shares issuable upon the exercise of warrants. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”) hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson 4 Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(3)	Represents 600,000 shares of Common Stock and 1,200,000 shares issuable upon the exercise of warrants. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”) hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson 4 Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(4)	Represents 125,000 shares of Common Stock and 250,000 shares issuable upon the exercise of warrants. Brio Capital Management LLC, is the investment manager of Brio Capital Master Fund Ltd. And has the voting and investment discretion over securities held by Brio Capital Master Fund Ltd. Shaye Hirsch, in his capacity as Managing Member of Brio Capital Management LLC, makes voting and investment decisions on behalf of Brio Capital Management LLC in its capacity as the investment manager of Brio Capital Master Fund Ltd.
(5)	Represents 150,000 shares of Common Stock and 300,000 shares issuable upon the exercise of warrants.
(6)	Represents 300,000 shares of Common Stock and 600,000 shares issuable upon the exercise of warrants.
(7)	Represents 225,000 shares of Common Stock and 450,000 shares issuable upon the exercise of warrants. David Feldman is a director of L1 Capital Global Opportunities Master Fund and may be deemed to having voting and investment power over the securities listed in the table above. Such Selling Stockholder’s address is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.
(8)	Represents 225,000 shares of Common Stock and 450,000 shares issuable upon the exercise of warrants. These securities are owned directly by Lind Global Fund II, LP. Lind Global Partners, LLC, the general partner of Lind Global Fund II, LP, may be deemed to have sole voting and dispositive power with respect to the securities held by Lind Global Fund II, LP. Jeff Easton, the managing member of Lind Global Partners LLC, may be deemed to have sole voting and dispositive power with respect to the securities held by Lind Global Fund II, LP.
(9)	Represents 225,000 shares of Common Stock and 450,000 shares issuable upon the exercise of warrants. These securities are owned directly by Lind Global Macro Fund, LP. Lind Global Partners, LLC, the general partner of Lind Global Macro Fund, LP, May be deemed to have sole voting and dispositive power with respect to the securities held by Lind Global Macro Fund, LP. Jeff Easton, the managing member of Lind Global Partners LLC, may be deemed to have sole voting and dispositive power with respect to the securities held by Lind Global Macro Fund, LP.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Creatd, Inc.

EXPERTS

Our consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is https://creatd.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 6, 2022.

●	Our Quarterly Report on Form 10-Q for the quarter March 31, 2022, filed with the SEC on May 16, 2022.

●	Our Current Reports on Form 8-K filed with the SEC on January 4, 2022, February 18, 2022, February 18, 2022, March 3, 2022, March 4, 2022, March 8, 2022, March 9, 2022, April 28, 2022, May 13, 2022, May 17, 2022, June 1, 2022, June 3, 2022 and June 7, 2022.

●	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 9, 2020, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Creatd, Inc.

648 Broadway

Suite 200

New York, NY 10012

Telephone: (201) 258-3770

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$2,039.40
Legal fees and expenses	$40,000.00
Accounting fees and expenses	$10,000.00
Total	$52,039.40

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated amount of expenses of any offering of securities.

Item 15. Indemnification of Directors and Officers.

Each of our Second Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors and officers. Our Amended and Restated Bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, without more, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company may by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees and agents of the Company with the same scope and effects as the indemnification provisions for officers and directors.

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 1, 2022.

Creatd, Inc.

By:	/s/ Laurie Weisberg
Name: Laurie Weisberg Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Laurie Weisberg, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Laurie Weisberg	Chief Executive Officer	July 1, 2022
Laurie Weisberg	(Principal Executive Officer), Director

/s/ Chelsea Pullano	Chief Financial Officer	July 1, 2022
Chelsea Pullano	(Principal Financial and Accounting Officer)

/s/ Jeremy Frommer	Executive Chairman	July 1, 2022
Jeremy Frommer

/s/ Brad Justus	Director	July 1, 2022
Brad Justus

/s/ Lorraine Hendrickson	Director	July 1, 2022
Lorraine Hendrickson

/s/ Joanna Bloor	Director	July 1, 2022
Joanna Bloor

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Original Issue Discount Senior Convertible Debenture (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2022)
4.2	Form of Series C Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2022)
4.3	Form of Series D Common Stock Purchase Warrant (incorporated herein by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2022)
5.1+	Opinion of Lucosky Brookman LLP
10.1	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2022)
10.2	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2022)
10.3	Form of Guaranty (incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2022)
23.1 *	Consent of Rosenberg Rich Baker Berman, P.A.
23.2 *	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)
24.1 *	Power of Attorney (included on the signature page of this Registration Statement)
107*	Filing Fee Table

*	Filed herewith.
+	To be filed upon amendment.